UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2008

THE MOSAIC COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-0891589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Campus Drive Suite E490 Plymouth, Minnesota	55441
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 918-8270

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Director’s Offer of Resignation

On October 8, 2008, Raymond F. Bentele, a director elected to serve until the annual meeting of stockholders of The Mosaic Company (“Mosaic” or the “Company”) in 2010 or until his successor is elected and has qualified, submitted his resignation as a director of Mosaic in accordance with the retirement policy adopted by Mosaic’s Board of Directors (the “Board”). The retirement policy provides that a nonemployee director will voluntarily retire from the Board by submitting a letter of resignation to the Chairman of the Board to be effective not later than the date on which Mosaic’s annual meeting of stockholders is to be held during the calendar year in which the nonemployee director has attained or will attain age 72. On October 9, 2008, the Board, upon the recommendation of its Corporate Governance and Nominating Committee, rejected the resignation and Mr. Bentele accepted the Board’s request to continue to serve as a director until the annual meeting of stockholders in 2009 or such other time prior to expiration of his term of office as mutually agreed by Mr. Bentele and the Board.

(e) Director and Executive Officer Indemnification Agreements

On October 9, 2008, the Board, upon the recommendation of its Corporate Governance and Nominating Committee, authorized Mosaic to enter into indemnification agreements with each of its directors and executive officers (the “Indemnitees”). A copy of the form of indemnification agreement (the “Agreement”) is attached as Exhibit 10.iii. hereto. The following description is qualified in its entirety by reference to the Agreement.

The Agreement provides, among other things, that, subject to the limitations of the Agreement, to the fullest extent permitted by Delaware law, the Company shall indemnify an Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Indemnitee is or was or has agreed to serve at the request of the Company as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The indemnification shall cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such action, suit or proceeding (“Losses”) if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. In the case of actions brought by or in the right of the Company, no indemnification shall be made without judicial approval if the Indemnitee is adjudged to be liable to the Company. Where indemnification in accordance with the Agreement is unavailable to an Indemnitee, the Agreement also provides for the Company to contribute to the payment of the Indemnitee’s Losses to the fullest extent permitted by law. The Agreement also provides for, among other things, advancement of expenses and independent or disinterested determinations as to whether the standard for indemnification under the Agreement has been met, and governs other procedural matters related to indemnification and insurance claims.

The Company’s obligations under the Agreement continue as long as an Indemnitee serves as a director or officer of the Company or, at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and as long as the Indemnitee may be subject to any possible action, suit or proceeding by reason of such service.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Reference is made to the Exhibit Index hereto with respect to the exhibit furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: October 14, 2008	By:	/s/ Richard L. Mack
	Name:	Richard L. Mack
	Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.iii.	Form of Indemnification Agreement between The Mosaic Company and its directors and executive officers